Exhibit 99.1
Sunrun Reports Fourth Quarter and Full Year 2024 Financial Results

Cash Generation of $34 million in Q4 after safe harbor equipment purchases, third consecutive quarter of positive Cash Generation

Paid down $132 million of recourse debt in Q4 with excess cash

Cash Generation guidance of $200 million to $500 million in 2025

Cash Generation guidance of $40 to $50 million in Q1

Net Earning Assets increased to $6.8 billion, including $947 million of Total Cash

Storage Capacity Installed of 392 Megawatt hours in Q4, exceeding high-end of guidance range and representing 78% year-over-year growth, as storage attachment rates reach 62%

Solar Energy Capacity Installed of 242 Megawatts in Q4, within the guidance range, reaching 7.5 Gigawatts of Networked Solar Energy Capacity

SAN FRANCISCO, February 27, 2025 -- Sunrun (Nasdaq: RUN), the nation’s leading provider of clean energy as a subscription service, today announced financial results for the fourth quarter and full year ended December 31, 2024.

“We are growing, generating meaningful cash, increasing our book value of deployed systems, and paying down debt. We are poised to further improve our operating and financial results, and deliver a very strong 2025 with meaningful Cash Generation. Our actions to optimize our product mix, prioritize the highest value geographies and routes to market and an intense focus on cost as we grow have resulted in the highest Net Subscriber Values Sunrun has ever reported,” said Mary Powell, Sunrun’s Chief Executive Officer. “We are improving in every dimension we control – focusing on fast, effective execution, delivering strong financial and operating results, gaining share in a disciplined way, while building a long-term foundation of valuable grid resources.”

“In the fourth quarter, we again set new margin records and delivered the third consecutive quarter of Cash Generation. We continue to execute well in the capital markets, raising more than $4 billion in asset-level debt and tax equity financing during 2024, and more than $800 million in non-recourse debt financing year-to-date. We have extended our runway of tax equity commitments and term sheets, including $1.3 billion added year-to-date,” said Danny Abajian, Sunrun’s Chief Financial Officer. “We have a strong balance sheet with no near-term corporate debt maturities and have paid down recourse parent debt by $186 million since March, including a $132 million paydown using excess cash in Q4. As we increase our Cash Generation, we will continue to further pay down parent recourse debt and are committed to a capital allocation strategy beyond this initial de-leveraging period that drives significant shareholder value.”

Fourth Quarter Updates
•Storage Attachment Rates Reach 62%: Customer Additions with storage grew more than 50% during the quarter compared to the prior-year period. Storage attachment rates on installations reached 62% in Q4, up from 45% in the prior-year period, with 392 Megawatt hours installed during the quarter. Sunrun has installed more than 156,000 solar and storage systems, representing over 2.5 Gigawatt hours of stored energy capacity.
•Continued Strong Capital Markets Execution: In January 2025, Sunrun priced a $629 million securitization of residential solar and battery systems. The securitization is Sunrun’s thirteenth securitization since 2015 and first issuance in 2025. The oversubscribed transaction was structured with three separate classes of A rated notes, only two of which were publicly offered. The weighted average spread of the notes was 197 basis points, which was an improvement of approximately 38 basis points from our prior securitization in September. Similar to prior transactions, Sunrun raised additional capital in a subordinated non-recourse financing, which increased the cumulative advance rate to above 80% as measured against the initial Contracted Subscriber Value of the portfolio.
•Paying Down Recourse Debt: We continue to pay down parent recourse debt. During the fourth quarter, we repurchased $125.5 million in principal of our 2026 Convertible Notes. As of December 31, 2024 we had only $7.7 million outstanding of these notes, which we may repurchase in 2025. Since March 31, 2024 we have paid down recourse debt by $186 million, by repurchasing our 2026 Convertible Notes and reducing borrowings under our recourse Working Capital Facility. We have also increased our Total Cash balance by $164 million and grown Net Earning Assets by $1.5 billion. We expect to further pay down our recourse debt in 2025 by $100 million or more. Aside from the $7.7 million outstanding of our 2026 Convertible Notes, we have no recourse debt maturities until

March 2027. Over time we will explore further capital allocation options to maximize shareholder value, based on market conditions and our long-term outlook.
•Improving Grid Stability with Virtual Power Plants: During 2024, Sunrun’s virtual power plants (VPPs) successfully supported power grids across the country with a combined instantaneous peak of nearly 80 megawatts—a capacity greater than many traditional fossil-fuel power plants. These innovative programs leveraged Sunrun’s fleet of residential solar and battery systems—the largest in America—empowering customers to generate, store, and share their own solar energy. In 2024, more than 20,000 Sunrun customers participated in 16 virtual power plant programs across nine states and territories. From California and Texas to Puerto Rico and New England, the customers’ batteries supplied on-demand, stored solar energy to augment power resources during hundreds of critical energy events.

Key Operating Metrics

In the fourth quarter of 2024, Customer Additions were 32,932 including 30,709 Subscriber Additions. As of December 31, 2024, Sunrun had 1,048,842 Customers, including 889,186 Subscribers. Customers grew 12% in the fourth quarter of 2024 compared to the fourth quarter of 2023.

Annual Recurring Revenue from Subscribers was approximately $1.6 billion as of December 31, 2024. The Average Contract Life Remaining of Subscribers was 17.6 years as of December 31, 2024.
Subscriber Value was $55,811 in the fourth quarter of 2024, a 11% increase compared to the fourth quarter of 2023. Creation Cost was $36,634 in the fourth quarter of 2024, a 1% decrease compared to the fourth quarter of 2023.

Net Subscriber Value was $19,177 in the fourth quarter of 2024. Total Value Generated was $589 million in the fourth quarter of 2024. On a pro-forma basis assuming a 7.3% discount rate, consistent with capital costs observed in the quarter, Subscriber Value was $50,998 and Net Subscriber Value was $14,364 in the fourth quarter of 2024.

Gross Earning Assets as of December 31, 2024, were $17.8 billion. Net Earning Assets were $6.8 billion, which included $947 million in Total Cash, as of December 31, 2024.

Cash Generation was $34.2 million in the fourth quarter of 2024, the third consecutive quarter of positive Cash Generation.

Storage Capacity Installed was 392.0 Megawatt hours in the fourth quarter of 2024, a 78% increase compared to the fourth quarter of 2023.
Solar Energy Capacity Installed was 242.4 Megawatts in the fourth quarter of 2024, a 7% increase compared to the fourth quarter of 2023. Included in this figure is 232.0 Megawatts of Solar Energy Capacity Installed for Subscribers in the fourth quarter of 2024, an 11% increase compared to the fourth quarter of 2023.

Networked Solar Energy Capacity was 7,531 Megawatts as of December 31, 2024. Included in this figure is 6,436 Megawatts of Networked Solar Energy Capacity for Subscribers as of December 31, 2024.

Networked Storage Capacity was 2.5 Gigawatt hours as of December 31, 2024.

The solar energy systems we deployed in Q4 are expected to offset the emission of 4.8 million metric tons of CO2 over the next thirty years. Over the last twelve months ended December 31, 2024, Sunrun’s systems are estimated to have offset 4.0 million metric tons of CO2.

Outlook

Cash Generation is expected to be in a range of $40 million to $50 million in the first quarter of 2025.

For the full-year 2025, Cash Generation is expected to be in a range of $200 million to $500 million.

Storage Capacity Installed is expected to be in a range of 265 to 275 Megawatt hours in the first quarter of 2025, representing approximately 30% growth year over year at the midpoint.

Solar Energy Capacity Installed is expected to be in a range of 170 to 180 Megawatts in the first quarter of 2025, representing approximately flat year over year growth at the midpoint.

For the full-year 2025, the Company expects robust growth in Storage Capacity Installed year over year, and Solar Energy Capacity Installed is expected to be approximately flat year over year.

Fourth Quarter 2024 GAAP Results

Total revenue was $518.5 million in the fourth quarter of 2024, up $1.9 million, or 0%, from the fourth quarter of 2023. Customer agreements and incentives revenue was $388.6 million, an increase of $67.0 million, or 21%, compared to the fourth quarter of 2023. Solar energy systems and product sales revenue was $129.9 million, a decrease of $65.1 million, or 33%, compared to the fourth quarter of 2023. The increasing mix of Subscribers results in less upfront revenue recognition, as revenue is recognized over the life of the Customer Agreement, which is typically 20 or 25 years.

Total cost of revenue was $421.0 million, a decrease of 13% year-over-year. Total operating expenses were $652.6 million, a decrease of 9% year-over-year, on a pro-forma basis to exclude a non-cash goodwill impairment, which was incurred in the fourth quarter of 2024.

Net loss attributable to common stockholders was $2,813.7 million, or $12.51 per basic and diluted share for the fourth quarter of 2024. Pro forma to exclude non-cash impairment charges, results in non-GAAP net income of $360.9 million or $1.41 per diluted share for the fourth quarter of 2024.

Full Year 2024 GAAP Results

Total revenue was $2,037.7 million in the full year 2024, down $222.1 million, or 10%, from the full year 2023. Customer agreements and incentives revenue was $1,505.2 million, an increase of $318.5 million, or 27%, compared to the full year 2023. Solar energy systems and product sales revenue was $532.5 million, a decrease of $540.6 million, or 50%, compared to the full year 2023.

Total cost of revenue was $1,709.2 million, a decrease of 18% year-over-year. Total operating expenses were $2,610.8 million, a decrease of 15% year-over year, on a pro-forma basis to exclude non-cash goodwill impairment, which was incurred in both the full year 2023 and full year 2024.

During the year, Sunrun recorded a non-cash goodwill impairment charge of approximately $3.1 billion. Due to the decline in our stock price, we wrote down our goodwill balance of $3.1 billion in its entirety during the fourth quarter of 2024. The goodwill primarily arose following the stock-for-stock acquisition of Vivint Solar in October 2020, with the majority arising from and determined based on the market capitalizations at the time of the acquisition. The Company recorded a non-cash goodwill impairment charge of $3.1 billion, or $14.05 per basic share, in our Consolidated Statement of Operations for the full year 2024, which was reflected in the Company’s fourth quarter results.

Net loss attributable to common stockholders was $2,846.2 million, or $12.81 per basic and diluted share for the full year 2024. Pro-forma to exclude non-cash impairment charges, results in non-GAAP net income of $333.7 million or $1.33 per diluted share for the full-year 2024.

Financing Activities

As of February 27, 2025, closed transactions and executed term sheets provide us with expected tax equity to fund over 500 Megawatts of Solar Energy Capacity Installed for Subscribers beyond what was deployed through December 31, 2024. Sunrun also has $680 million in unused commitments available in its non-recourse senior revolving warehouse loan after the January securitization, to fund approximately 230 megawatts of projects for Subscribers.

Conference Call Information

Sunrun is hosting a conference call for analysts and investors to discuss its fourth quarter and full year 2024 results and business outlook at 1:30 p.m. Pacific Time today, February 27, 2025. A live audio webcast of the conference call along with supplemental financial information will be accessible via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com. The conference call can also be accessed live over the phone by dialing (877) 407-5989 (toll free) or (201) 689-8434 (toll). An audio replay will be available following the call on the Sunrun Investor Relations website for approximately one month.

About Sunrun

Sunrun Inc. (Nasdaq: RUN) revolutionized the solar industry in 2007 by removing financial barriers and democratizing access to locally-generated, renewable energy. Today, Sunrun is the nation’s leading provider of clean energy as a subscription service, offering residential solar and storage with no upfront costs. Sunrun’s innovative products and solutions can connect homes to the cleanest energy on earth, providing them with energy security, predictability, and peace of mind. Sunrun also manages energy services that benefit communities, utilities, and the electric grid while enhancing customer value. Discover more at www.sunrun.com

Non-GAAP Information

This press release includes references to certain non-GAAP financial measures, such as non-GAAP net (loss) income and non-GAAP net (loss) income per share. We believe that these non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of current period performance on a comparable basis with prior periods. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for or superior to the GAAP financial measures presented in this press release and our financial statements and other publicly filed reports. Non-GAAP measures as presented herein may not be comparable to similarly titled measures used by other companies.

Non-GAAP net (loss) income is defined as GAAP net (loss) income adjusted by the non-cash goodwill impairment charge, non-cash adjustment to equity investments, and the debt discount amortization. Management believes the exclusion of this non-cash and non-recurring item provides useful supplemental information to investors and facilitates the analysis of its operating results and comparison of operating results across reporting periods.

Forward Looking Statements

This communication contains forward-looking statements related to Sunrun (the “Company”) within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements related to: the Company’s financial and operating guidance and expectations; the Company’s business plan, trajectory, expectations, market leadership, competitive advantages, operational and financial results and metrics (and the assumptions related to the calculation of such metrics); the Company’s momentum in its business strategies including expectations regarding market share, total addressable market, growth in certain geographies, customer value proposition, market penetration, growth of certain divisions, financing activities, financing capacity, product mix, and ability to manage cash flow and liquidity; the growth of the solar industry; the Company’s financing activities and expectations to refinance, amend, and/or extend any financing facilities; trends or potential trends within the solar industry, our business, customer base, and market; the Company’s ability to derive value from the anticipated benefits of partnerships, new technologies, and pilot programs, including contract renewal and repowering programs; anticipated demand, market acceptance, and market adoption of the Company’s offerings, including new products, services, and technologies; the Company’s strategy to be a margin-focused, multi-product, customer-oriented company; the ability to increase margins based on a shift in product focus; expectations regarding the growth of home electrification, electric vehicles, virtual power plants, and distributed energy resources; the Company’s ability to manage suppliers, inventory, and workforce; supply chains and regulatory impacts affecting supply chains; the Company’s leadership team and talent development; the legislative and regulatory environment of the solar industry and the potential impacts of proposed, amended, and newly adopted legislation and regulation on the solar industry and our business; the ongoing expectations regarding the Company’s storage and energy services businesses and anticipated emissions reductions due to utilization of the Company’s solar energy systems; and factors outside of the Company’s control such as macroeconomic trends, bank failures, public health emergencies, natural disasters, acts of war, terrorism, geopolitical conflict, or armed conflict / invasion, and the impacts of climate change. These statements are not guarantees of future performance; they reflect the Company’s current views with respect to future events and are based on assumptions and estimates and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. The risks and uncertainties that could cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements include: the Company’s continued ability to manage costs and compete effectively; the availability of additional financing on acceptable terms; worldwide economic conditions, including slow or negative growth rates and inflation; volatile or rising interest rates; changes in policies and regulations, including net metering, interconnection limits, and fixed fees, or caps and licensing restrictions and the impact of these changes on the solar industry and our business; the Company’s ability to attract and retain the Company’s business partners; supply chain risks and associated costs; realizing the anticipated benefits of past or future investments, partnerships, strategic transactions, or acquisitions, and integrating those acquisitions; the Company’s leadership team and ability to attract and retain key employees; changes in the retail prices of traditional utility generated electricity; the availability of rebates, tax credits and other incentives; the availability of solar panels, batteries, and other components and raw materials; the Company’s business plan and the Company’s ability to effectively manage the Company’s growth and labor constraints; the Company’s ability to meet the covenants in the Company’s investment funds and debt facilities; factors impacting the home electrification and solar industry generally, and such other risks and uncertainties identified in the reports that we file with the U.S. Securities and Exchange Commission from time to time. All forward-looking statements used herein are based on information available to us as of the date hereof, and we assume no obligation to update publicly these forward-looking statements for any reason, except as required by law.

Citations to industry and market statistics used herein may be found in our Investor Presentation, available via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com.

Consolidated Balance Sheets
(In Thousands)

	As of December 31,
	2024	2023
Assets
Current assets:
Cash	$574,956	$678,821
Restricted cash	372,312	308,869
Accounts receivable, net	170,706	172,001
Inventories	402,083	459,746
Prepaid expenses and other current assets	202,579	262,822
Total current assets	1,722,636	1,882,259
Restricted cash	148	148
Solar energy systems, net	15,032,115	13,028,871
Property and equipment, net	121,239	149,139
Goodwill	—	3,122,168
Other assets	3,021,746	2,267,652
Total assets	$19,897,884	$20,450,237
Liabilities and total equity
Current liabilities:
Accounts payable	$354,214	$230,723
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	41,464	35,180
Accrued expenses and other liabilities	543,752	499,225
Deferred revenue, current portion	129,442	128,600
Deferred grants, current portion	7,900	8,199
Finance lease obligations, current portion	26,045	22,053
Non-recourse debt, current portion	231,665	547,870
Pass-through financing obligation, current portion	—	16,309
Total current liabilities	1,334,482	1,488,159
Deferred revenue, net of current portion	1,208,905	1,067,461
Deferred grants, net of current portion	196,535	195,724
Finance lease obligations, net of current portion	66,139	68,753
Line of credit	384,226	539,502
Non-recourse debt, net of current portion	11,806,181	9,191,689
Convertible senior notes	479,420	392,867
Pass-through financing obligation, net of current portion	—	278,333
Other liabilities	119,846	190,866
Deferred tax liabilities	137,940	122,870
Total liabilities	15,733,674	13,536,224
Redeemable noncontrolling interests	624,159	676,177
Total stockholders’ equity	2,554,207	5,230,228
Noncontrolling interests	985,844	1,007,608
Total equity	3,540,051	6,237,836
Total liabilities, redeemable noncontrolling interests and total equity	$19,897,884	$20,450,237

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenue:
Customer agreements and incentives	$388,574	$321,555	$1,505,227	$1,186,706
Solar energy systems and product sales	129,918	195,035	532,492	1,073,107
Total revenue	518,492	516,590	2,037,719	2,259,813
Operating expenses:
Cost of customer agreements and incentives	292,632	287,780	1,169,213	1,077,114
Cost of solar energy systems and product sales	128,361	194,808	539,952	1,019,638
Sales and marketing	150,751	166,760	617,162	740,821
Research and development	8,794	7,663	39,304	21,816
General and administrative	72,045	57,110	245,127	221,067
Goodwill Impairment	3,122,168	—	3,122,168	1,158,000
Total operating expenses	3,774,751	714,121	5,732,926	4,238,456
Loss from operations	(3,256,259)	(197,531)	(3,695,207)	(1,978,643)
Interest expense, net	(233,385)	(181,826)	(848,366)	(652,989)
Other income (expense), net	89,829	(157,644)	161,539	(63,900)
Loss before income taxes	(3,399,815)	(537,001)	(4,382,034)	(2,695,532)
Income tax benefit	136	(1,595)	(26,817)	(12,691)
Net loss	(3,399,951)	(535,406)	(4,355,217)	(2,682,841)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(586,294)	(185,282)	(1,509,050)	(1,078,344)
Net loss attributable to common stockholders	$(2,813,657)	$(350,124)	$(2,846,167)	$(1,604,497)
Net loss per share attributable to common stockholders
Basic	$(12.51)	$(1.60)	$(12.81)	$(7.41)
Diluted	$(12.51)	$(1.60)	$(12.81)	$(7.41)
Weighted average shares used to compute net loss per share attributable to common stockholders
Basic	224,896	218,461	222,215	216,642
Diluted	224,896	218,461	222,215	216,642

Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Operating activities:
Net loss	$(3,399,951)	$(535,406)	$(4,355,217)	$(2,682,841)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization, net of amortization of deferred grants	162,343	143,024	620,876	531,669
Goodwill impairment	3,122,168	—	3,122,168	1,158,000
Deferred income taxes	136	(1,623)	(26,817)	(12,716)
Stock-based compensation expense	28,869	27,555	112,825	111,781
Interest on pass-through financing obligations	—	4,862	8,837	19,504
Reduction in pass-through financing obligations	—	(9,820)	(20,787)	(40,352)
Unrealized (gain) loss on derivatives	(122,319)	108,226	(120,008)	28,105
Other noncash items	105,220	118,956	210,479	261,390
Changes in operating assets and liabilities:
Accounts receivable	5,741	5,762	(14,974)	15,748
Inventories	(59,735)	202,055	57,663	324,158
Prepaid expenses and other current assets	(301,380)	(142,438)	(771,997)	(476,628)
Accounts payable	141,070	(52,514)	177,449	(108,785)
Accrued expenses and other liabilities	4,182	(31,986)	80,588	(56,473)
Deferred revenue	55,297	47,340	152,762	106,700
Net cash used in operating activities	(258,359)	(116,007)	(766,153)	(820,740)
Investing activities:
Payments for the costs of solar energy systems	(791,785)	(651,462)	(2,699,452)	(2,587,183)
Purchase of equity investment	—	(5,000)	—	(5,000)
Purchases of property and equipment, net	(627)	(4,662)	(1,572)	(20,960)
Net cash provided by (used in) investing activities	(792,412)	(661,124)	(2,701,024)	(2,613,143)
Financing activities:
Proceeds from state tax credits, net of recapture	—	—	5,203	4,033
Proceeds from trade receivable financing	124,261	41,225	124,261	41,225
Repayment of trade receivable financing	—	(41,225)	—	(41,225)
Proceeds from line of credit	48,700	473,277	354,256	1,124,675
Repayment of line of credit	(56,998)	(451,023)	(509,532)	(1,090,331)
Proceeds from issuance of convertible senior notes, net of capped call transaction	—	—	444,822	—
Repurchase of convertible senior notes	(117,235)	(1,545)	(346,581)	(1,545)
Proceeds from issuance of non-recourse debt	644,950	556,100	4,009,906	3,745,580
Repayment of non-recourse debt	(102,748)	(175,728)	(1,794,962)	(1,575,527)
Payment of debt fees	(128)	(412)	(93,875)	(47,342)
Proceeds from pass-through financing and other obligations, net	—	2,100	4,795	8,812
Repayment of pass-through financing obligation	—	—	(240,288)	—
Payment of finance lease obligations	(6,605)	(6,484)	(27,240)	(23,279)
Contributions received from noncontrolling interests and redeemable noncontrolling interests	521,480	459,858	1,811,966	1,572,399
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(70,269)	(51,578)	(308,657)	(225,114)
Acquisition of noncontrolling interest	(4,761)	—	(26,195)	(46,274)
Proceeds from transfer of investment tax credits	148,586	6,980	705,697	6,980
Payments to redeemable noncontrolling interests and noncontrolling interests of investment tax credits	(148,586)	(6,980)	(705,697)	(6,980)
Net proceeds related to stock-based award activities	6,923	8,459	18,876	22,611
Net cash provided by financing activities	987,570	813,024	3,426,755	3,468,698
Net change in cash and restricted cash	(63,201)	35,893	(40,422)	34,815
Cash and restricted cash, beginning of period	1,010,617	951,945	987,838	953,023
Cash and restricted cash, end of period	$947,416	$987,838	$947,416	$987,838

Reconciliation between GAAP and Non-GAAP diluted (loss) income per share:

	Three Months Ended December 31, 2024		Year Ended December 31, 2024
	Net (Loss) Income	Diluted EPS	Net (Loss) Income	Diluted EPS
GAAP diluted loss per share	$(2,813,657)	$(12.51)	$(2,846,167)	$(12.81)
Debt Discount Amortization	1,131	0.01	6,438	0.03
Non-cash impairment charges (2)	3,173,450	14.11	3,173,450	14.28
Non-GAAP diluted income per share (1)	$360,924	$1.41	$333,721	$1.33

GAAP weighted average shares for diluted EPS	224,896		222,215
Non-GAAP weighted average shares for diluted EPS	256,614		250,622

(1)    Non-GAAP diluted income per share excludes the effects of the pro forma adjustment detailed above. Non- GAAP diluted income per share is adjusted to exclude this item, as it is not used by management to evaluate the performance of the business.
(2)    Excluding this item of non-recurring, infrequent or unusual nature and its impact on the comparability of our results for the period to prior periods and future expected trends.

Key Operating and Financial Metrics

The following operating metrics are used by management to evaluate the performance of the business. Management believes these metrics, when taken together with other information contained in our filings with the SEC and within this press release, provide investors with helpful information to determine the economic performance of the business activities in a period that would otherwise not be observable from historic GAAP measures. Management believes that it is helpful to investors to evaluate the present value of cash flows expected from subscribers over the full expected relationship with such subscribers (“Subscriber Value”, more fully defined in the definitions appendix below) in comparison to the costs associated with adding these customers, regardless of whether or not the costs are expensed or capitalized in the period (“Creation Cost”, more fully defined in the definitions appendix below). The Company also believes that Subscriber Value, Creation Costs, and Total Value Generated are useful metrics for investors because they present an unlevered view of all of the costs associated with new customers in a period compared to the expected future cash flows from these customers over a 30-year period, based on contracted pricing terms with its customers, which is not observable in any current or historic GAAP-derived metric. Management believes it is useful for investors to also evaluate the future expected cash flows from all customers that have been deployed through the respective measurement date, less estimated costs to maintain such systems and estimated distributions to tax equity partners in consolidated joint venture partnership flip structures, and distributions to project equity investors (“Gross Earning Assets”, more fully defined in the definitions appendix below). The Company also believes Gross Earning Assets is useful for management and investors because it represents the remaining future expected cash flows from existing customers, which is not a current or historic GAAP-derived measure.

Various assumptions are made when calculating these metrics. Both Subscriber Value and Gross Earning Assets utilize a 6% rate to discount future cash flows to the present period. Furthermore, these metrics assume that customers renew after the initial contract period at a rate equal to 90% of the rate in effect at the end of the initial contract term. For Customer Agreements with 25-year initial contract terms, a 5-year renewal period is assumed. For a 20-year initial contract term, a 10-year renewal period is assumed. In all instances, we assume a 30-year customer relationship, although the customer may renew for additional years, or purchase the system. Estimated cost of servicing assets has been deducted and is estimated based on the service agreements underlying each fund.

Three Months Ended
In-period volume metrics:	December 31, 2024
Customer Additions	32,932
Subscriber Additions (included within Customer Additions)	30,709
Solar Energy Capacity Installed (in Megawatts)	242.4
Solar Energy Capacity Installed for Subscribers (in Megawatts)	232.0
Storage Capacity Installed (in Megawatt hours)	392.0

Three Months Ended
In-period value creation metrics:	December 31, 2024
Subscriber Value Contracted Period	$52,035
Subscriber Value Renewal Period	$3,776
Subscriber Value	$55,811
Creation Cost	$36,634
Net Subscriber Value	$19,177
Total Value Generated (in millions)	$588.9

Three Months Ended
In-period environmental impact metrics:	December 31, 2024
Positive Environmental Impact from Customers (over trailing twelve months, in millions of metric tons of CO2 avoidance)	4.0
Positive Expected Lifetime Environmental Impact from Customer Additions (in millions of metric tons of CO2 avoidance)	4.8

Period-end metrics:	December 31, 2024
Customers	1,048,842
Subscribers (subset of Customers)	889,186
Households Served in Low-Income Multifamily Properties	21,129
Networked Solar Energy Capacity (in Megawatts)	7,531
Networked Solar Energy Capacity for Subscribers (in Megawatts)	6,436
Networked Storage Capacity (in Megawatt hours)	2,525
Annual Recurring Revenue (in millions)	$1,644
Average Contract Life Remaining (in years)	17.6
Gross Earning Assets Contracted Period (in millions)	$13,791
Gross Earning Assets Renewal Period (in millions)	$4,043
Gross Earning Assets (in millions)	$17,834
Net Earning Assets (in millions)	$6,766

Figures presented above may not sum due to rounding. For adjustments related to Subscriber Value and Creation Cost, please see the supplemental Creation Cost and Net Subscriber Value calculation memo for each applicable period, which is available on investors.sunrun.com.

Definitions

Deployments represent solar or storage systems, whether sold directly to customers or subject to executed Customer Agreements (i) for which we have confirmation that the systems are installed, subject to final inspection, or (ii) in the case of certain system installations by our partners, for which we have accrued at least 80% of the expected project cost (inclusive of acquisitions of installed systems).

Customer Agreements refer to, collectively, solar or storage power purchase agreements and leases.

Subscriber Additions represent the number of Deployments in the period that are subject to executed Customer Agreements.

Customer Additions represent the number of Deployments in the period.

Solar Energy Capacity Installed represents the aggregate megawatt production capacity of our solar energy systems that were recognized as Deployments in the period.

Solar Energy Capacity Installed for Subscribers represents the aggregate megawatt production capacity of our solar energy systems that were recognized as Deployments in the period that are subject to executed Customer Agreements.

Storage Capacity Installed represents the aggregate megawatt hour capacity of storage systems that were recognized as Deployments in the period.

Creation Cost represents the sum of certain operating expenses and capital expenditures incurred divided by applicable Customer Additions and Subscriber Additions in the period. Creation Cost is comprised of (i) installation costs, which includes the increase in gross solar energy system assets and the cost of customer agreement revenue, excluding depreciation expense of fixed solar assets, and operating and maintenance expenses associated with existing Subscribers, plus (ii) sales and marketing costs, including increases to the gross capitalized costs to obtain contracts, net of the amortization expense of the costs to obtain contracts, plus (iii) general and administrative costs, and less (iv) the gross profit derived from selling systems to customers under sale agreements and Sunrun’s product distribution and lead generation businesses. Creation Cost excludes stock based compensation, amortization of intangibles, and research and development expenses, along with other items the company deems to be non-recurring or extraordinary in nature. The gross margin derived from solar energy systems and product sales is included as an offset to Creation Cost since these sales are ancillary to the overall business model and lowers our overall cost of business. The sales, marketing, general and administrative costs in Creation Costs is inclusive of sales, marketing, general and administrative activities related to the entire business, including solar energy system and product sales. As such, by including the gross margin on solar energy system and product sales as a contra cost, the value of all activities of the Company’s segment are represented in the Net Subscriber Value.

Subscriber Value represents the per subscriber value of upfront and future cash flows (discounted at 6%) from Subscriber Additions in the period, including expected payments from customers as set forth in Customer Agreements, net proceeds from tax equity finance partners, payments from utility incentive and state rebate programs, contracted net grid service program cash flows, projected future cash flows from solar energy renewable energy credit sales, less estimated operating and maintenance costs to service the systems and replace equipment, consistent with estimates by independent engineers, over the initial term of the Customer Agreements and estimated renewal period. For Customer Agreements with 25 year initial contract terms, a 5 year renewal period is assumed. For a 20 year initial contract term, a 10 year renewal period is assumed. In all instances, we assume a 30-year customer relationship, although the customer may renew for additional years, or purchase the system.

Net Subscriber Value represents Subscriber Value less Creation Cost.

Total Value Generated represents Net Subscriber Value multiplied by Subscriber Additions.

Customers represent the cumulative number of Deployments, from the company’s inception through the measurement date.

Subscribers represent the cumulative number of Customer Agreements for systems that have been recognized as Deployments through the measurement date.

Networked Solar Energy Capacity represents the aggregate megawatt production capacity of our solar energy systems that have been recognized as Deployments, from the company’s inception through the measurement date.

Networked Solar Energy Capacity for Subscribers represents the aggregate megawatt production capacity of our solar energy systems that have been recognized as Deployments, from the company’s inception through the measurement date, that have been subject to executed Customer Agreements.

Networked Storage Capacity represents the aggregate megawatt hour capacity of our storage systems that have been recognized as Deployments, from the company’s inception through the measurement date.

Gross Earning Assets is calculated as Gross Earning Assets Contracted Period plus Gross Earning Assets Renewal Period.

Gross Earning Assets Contracted Period represents the present value of the remaining net cash flows (discounted at 6%) during the initial term of our Customer Agreements as of the measurement date. It is calculated as the present value of cash flows (discounted at 6%) that we would receive from Subscribers in future periods as set forth in Customer Agreements, after deducting expected operating and maintenance costs, equipment replacements costs, distributions to tax equity partners in consolidated joint venture partnership flip structures, and distributions to project equity investors. We include cash flows we expect to receive in future periods from tax equity partners, government incentive and rebate programs, contracted sales of solar renewable energy credits, and awarded net cash flows from grid service programs with utilities or grid operators.

Gross Earning Assets Renewal Period is the forecasted net present value we would receive upon or following the expiration of the initial Customer Agreement term but before the 30th anniversary of the system’s activation (either in the form of cash payments during any applicable renewal period or a system purchase at the end of the initial term), for Subscribers as of the measurement date. We calculate the Gross Earning Assets Renewal Period amount at the expiration of the initial contract term assuming either a system purchase or a renewal, forecasting only a 30-year customer relationship (although the customer may renew for additional years, or purchase the system), at a contract rate equal to 90% of the customer’s contractual rate in effect at the end of the initial contract term. After the initial contract term, our Customer Agreements typically automatically renew on an annual basis and the rate is initially set at up to a 10% discount to then-prevailing utility power prices.

Net Earning Assets represents Gross Earning Assets, plus total cash, less adjusted debt and less pass-through financing obligations, as of the same measurement date. Debt is adjusted to exclude a pro-rata share of non-recourse debt associated with funds with project equity structures along with debt associated with the company’s ITC safe harboring facility. Because estimated cash distributions to our project equity partners are deducted from Gross Earning Assets, a proportional share of the corresponding project level non-recourse debt is deducted from Net Earning Assets, as such debt would be serviced from cash flows already excluded from Gross Earning Assets.

Cash Generation is calculated using the change in our unrestricted cash balance from our consolidated balance sheet, less net proceeds (or plus net repayments) from all recourse debt (inclusive of convertible debt), and less any primary equity issuances or net proceeds derived from employee stock award activity (or plus any stock buybacks or dividends paid to common stockholders) as presented on the Company’s consolidated statement of cash flows. The Company expects to continue to raise tax equity and asset-level non-recourse debt to fund growth, and as such, these sources of cash are included in the definition of Cash Generation. Cash Generation also excludes long-term asset or business divestitures and equity investments in external non-consolidated businesses (or less dividends or distributions received in connection with such equity investments). Restricted cash in a reserve account with a balance equal to the amount outstanding of 2026 convertible notes is considered unrestricted cash for the purposes of calculating Cash Generation.

Annual Recurring Revenue represents revenue arising from Customer Agreements over the following twelve months for Subscribers that have met initial revenue recognition criteria as of the measurement date.

Average Contract Life Remaining represents the average number of years remaining in the initial term of Customer Agreements for Subscribers that have met revenue recognition criteria as of the measurement date.

Households Served in Low-Income Multifamily Properties represent the number of individual rental units served in low-income multi-family properties from shared solar energy systems deployed by Sunrun. Households are counted when the solar energy system has interconnected with the grid, which may differ from Deployment recognition criteria.

Positive Environmental Impact from Customers represents the estimated reduction in carbon emissions as a result of energy produced from our Networked Solar Energy Capacity over the trailing twelve months. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool. The figure is calculated using the most recent published tool from the EPA, using the current-year avoided emission factor for distributed resources on a state by state basis. The environmental impact is estimated based on the system, regardless of whether or not Sunrun continues to own the system or any associated renewable energy credits.

Positive Expected Lifetime Environmental Impact from Customer Additions represents the estimated reduction in carbon emissions over thirty years as a result of energy produced from solar energy systems that were recognized as Deployments in the period. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool. The figure is calculated using the most recent published tool from the EPA, using the current-year avoided emission factor for distributed resources on a state by state basis, leveraging our estimated production figures for such systems, which degrade over time, and is extrapolated for 30 years. The environmental impact is estimated based on the system, regardless of whether or not Sunrun continues to own the system or any associated renewable energy credits.

Total Cash represents the total of the restricted cash balance and unrestricted cash balance from our consolidated balance sheet.

Investor & Analyst Contact:

Patrick Jobin
SVP, Deputy CFO & Investor Relations Officer
investors@sunrun.com

Media Contact:

Wyatt Semanek
Director, Corporate Communications
press@sunrun.com